Asia Time Corporation Announces American Stock Exchange Listing
and Common Stock Offering

HONK KONG AND LOS ANGELES, February 12, 2008 - Asia Time Corporation (Amex: TYM) announced the listing of its common stock on the American Stock Exchange and a public offering of its common stock. The shares began trading today on the American Stock Exchange under the symbol “TYM”.

The offering consists of 963,700 shares of common stock at a price of $3.50 per share, including exercise of the over-allotment option. Asia Time Corporation intends to use the net proceeds from this offering for working capital and general corporate purposes.

The registration statement related to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is made only by the prospectus relating to this offering. A copy of the final prospectus may be obtained from WestPark Capital, Inc., 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067, by phone at (310) 843-9300, facsimile (310) 843-9304, or email jstern@wpcapital.com.

About Asia Time Corporation

Asia Time is a distributor of watch movements and components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers.

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally
(310) 277-4711
asiatime@finprofiles.com

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